Exhibit 99.1

For Immediate Release

Tangoe, Inc. Announces First Quarter 2014 Financial Results

•                  Total revenue of $50.4 million; recurring revenue of $46.0 million, up 15% year-over-year

•                  GAAP operating income of $0.2 million; non-GAAP operating income of $6.4 million

•                  GAAP EPS of negative $0.01; non-GAAP EPS of $0.15

•                  Adjusted EBITDA of $7.1 million; adjusted EBITDA margin of 14.1%

•                  Maintain revenue and profitability guidance for full year 2014

Orange, Conn., May 8, 2014 — Tangoe, Inc. (NASDAQ: TNGO), a leading global provider of Connection Lifecycle Management (CLM) software and related services, today announced financial results for its first quarter ended March 31, 2014.

“During the first quarter, customer interest remained high as evidenced by the strength in new customer additions, expansion with existing customers and growth in our recurring revenue,” stated Al Subbloie, president and CEO of Tangoe.  “We have always shared that non-recurring revenue, which is the less strategic component of our business, can be variable quarter-to-quarter and this was the element of our business that caused revenue and profitability to be slightly below our expectations for the quarter.  We remain optimistic about the company’s future which is supported by the ongoing strong demand for our integrated solution and our expectation for total revenue to remain on track for the full year 2014.”

First Quarter 2014 Financial Highlights

•                  Revenue: Total revenue for the first quarter was $50.4 million, an increase of 12% on a year-over-year basis.  Recurring technology and services revenue was $46.0 million, an increase of 15% on a year-over-year basis.  Strategic consulting, software licenses and other services revenue contributed the remaining $4.4 million of total revenue for the first quarter of 2014.

•                  Operating Income: GAAP operating income for the first quarter was $0.2 million, compared to GAAP operating income of $0.9 million for the first quarter of 2013.  Non-GAAP operating income for the first quarter was $6.4 million, compared to $6.2 million for the first quarter of 2013.

•                  Net Income (Loss): GAAP net loss for the first quarter was $(0.3) million, compared to $1.1 million of GAAP net income for the same period last year. GAAP net loss per share for the first quarter was $(0.01), based on 38.4 million weighted-average shares outstanding, compared to GAAP net income per share of $0.03, based on 40.5 million weighted-average diluted shares outstanding, for the same period last year.

Non-GAAP net income was $6.0 million for the first quarter of both 2014 and 2013. Non-GAAP diluted net income per share was $0.15 for both the first quarter of 2014 and 2013 based on 41.0 million and 40.5 million weighted-average diluted shares outstanding, respectively.

•                  Adjusted EBITDA: Adjusted EBITDA for the first quarter was $7.1 million, compared to $6.7 million for the first quarter of 2013. Adjusted EBITDA margin was 14.1% for the first quarter of 2014, compared to a 15.0% margin for the same period last year.

•                  Cash and Cash Flow: As of March 31, 2014, Tangoe had cash and cash equivalents of $46.1 million, an increase of $2.9 million from the end of the prior quarter.

The company generated $3.1 million in net cash from operations for the first quarter of 2014, compared to $5.8 million during the first quarter of 2013.  The company generated $1.9 million in unlevered free cash flow for the quarter, compared to $5.6 million during the first quarter of 2013.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial statement tables included in this press release.  An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Financial Outlook

As of May 8, 2014, Tangoe is providing guidance for its second quarter and full year 2014.

•                  Second Quarter 2014 Guidance: Total revenue is expected to be in the range of $52.4 million to $53.1 million.  Adjusted EBITDA is expected to be in the range of $8.4 million to $8.7 million.  Non-GAAP net income per share is expected to be approximately $0.18 based on approximately 41.5 million weighted-average diluted shares outstanding.

•                  Full Year 2014 Guidance: Total revenue is expected to be in the range of $220.0 million to $224.0 million.  Adjusted EBITDA is expected to be in the range of $37.0 million to $39.0 million.  Non-GAAP net income per share is expected to be in the range of $0.77 to $0.82 based on approximately 41.7 million weighted-average diluted shares outstanding.

Quarterly Conference Call

Tangoe will host a conference call today at 5:00 p.m. EDT to review the company’s financial results for the first quarter 2014 and business outlook. To access this call, dial 800-967-7144 (United States), or 719.325.2322 (international), with conference ID #1611182. A live webcast of the conference call will be accessible from the investor relations page of Tangoe’s website at http://investor.tangoe.com, and a recording will be archived and accessible at http://investor.tangoe.com/events.cfm. A recording of this conference call will also be available through May 22, 2014, by dialing 877.870.5176 (United States), or 858.384.5517 (international). The recording access code is #1611182.

About Tangoe

Tangoe (NASDAQ:TNGO) is a leading global provider of Connection Lifecycle Management software and services to a wide range of global enterprises and service providers. The company’s Connection Lifecycle Management technology, Matrix, is an on-demand suite of software and services designed to turn on, track, manage, secure, and support various connections in an enterprise’s connection lifecycle, including mobile, fixed, machine-to-machine, cloud software and services, enterprise social, and IT connections. Additional information about Tangoe can be found at www.tangoe.com.

Tangoe is a registered trademark of Tangoe, Inc.

Non-GAAP Financial Measures

Adjusted EBITDA discussed in this press release is defined as net income (loss) plus interest expense, income tax provision, depreciation and amortization, amortization of marketing agreement intangible assets, stock-based compensation expense and, for 2013 only, restructuring charge; less amortization of leasehold interest, interest income and other income.  Non-GAAP operating income excludes stock-based compensation expense, amortization of intangible assets and, for 2013 only, restructuring charge.  Non-GAAP net income excludes stock-based compensation expense, amortization of intangible assets, amortization of debt discount, other income, and, for 2013 only, restructuring charge.  Unlevered free cash flow is defined as net cash provided by operating activities plus net interest payments, less capital expenditures. Management presents these non-GAAP financial measures because it considers them to be important supplemental measures of performance. Management uses the non-GAAP financial measures for planning purposes, including analysis of the company’s performance against prior periods, the preparation of operating budgets and determination of appropriate levels of operating and capital investments. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the company’s financial and operational performance. However, these non-GAAP financial measures have limitations as an analytical tool and are not intended to be an alternative to financial measures prepared in accordance with GAAP. We intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. A reconciliation of these non-GAAP measures to GAAP is provided in the accompanying tables.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “target,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about our estimates regarding future revenue and financial performance.  We may not actually achieve the expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the expectations disclosed in the forward-looking statements we make. More information about potential factors that could affect our business and financial results is contained in our Annual Report on Form 10-K as filed with the Securities and Exchange Commission on March 17, 2014. Additional information will also be set forth in our future quarterly reports on Form 10-Q, annual reports on Form 10-K and other filings that we make with the Securities and Exchange Commission.  We do not intend, and undertake no duty, to release publicly any updates or revisions to any forward-looking statements contained herein.

TANGOE, INC.

 Consolidated Statements of Operations (unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2013	2014

Revenue:
Recurring technology and services	$40,048	$45,999
Strategic consulting, software licenses and other	4,812	4,395
Total revenue	44,860	50,394

Cost of revenue:
Recurring technology and services	18,755	21,398
Strategic consulting, software licenses and other	2,061	2,334
Total cost of revenue	20,816	23,732

Gross profit	24,044	26,662

Operating expenses:
Sales and marketing	7,392	9,945
General and administrative	8,127	8,788
Research and development	4,945	5,129
Depreciation and amortization	2,489	2,607
Restructuring charge	155	—
Income from operations	936	193

Other income (expense), net
Interest expense	(162)	(37)
Interest income	19	9
Other income	563	13
Income before income tax provision	1,356	178
Income tax provision	231	445
Net income (loss)	$1,125	$(267)

Net income (loss) per common share:
Basic	$0.03	$(0.01)
Diluted	$0.03	$(0.01)

Weighted average number of common share:
Basic	37,547	38,364
Diluted	40,459	38,364

TANGOE, INC.

Consolidated Balance Sheets

(in thousands)

	December 31,	March 31,
	2013	2014
		(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$43,182	$46,079
Accounts receivable	43,273	44,807
Prepaid expenses and other current assets	4,537	5,791
Total current assets	90,992	96,677
COMPUTERS, FURNITURE AND EQUIPMENT-NET	4,317	4,888

OTHER ASSETS:
Intangible assets-net	36,637	34,548
Goodwill	65,963	65,900
Security deposits and other non-current assets	935	1,052
TOTAL ASSETS	$198,844	$203,065

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$9,570	$9,776
Accrued expenses	8,871	8,179
Deferred revenue-current portion	9,063	9,649
Notes payable-current portion	1,831	1,705
Other current liabilities	160	—
Total current liabilities	29,495	29,309

OTHER LIABILITIES:
Deferred taxes and other non-current liabilities	3,598	3,881
Deferred revenue-less current portion	1,536	663
Notes payable-less current portion	203	255
Total liabilities	34,832	34,108

COMMITMENT AND CONTINGENCIES

STOCKHOLDERS’ EQUITY
Common Stock	4	4
Additional paid-in capital	202,808	208,178
Warrants for common stock	10,610	10,610
Accumulated deficit	(48,795)	(49,062)
Other comprehensive loss	(615)	(773)
Total stockholders’ equity	164,012	168,957
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$198,844	$203,065

TANGOE, INC.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	For the Three Months Ended
	March 31,
	2013	2014

Operating activities:
Net income (loss)	$1,125	$(267)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization of debt discount	136	25
Amortization of leasehold interest	(24)	(24)
Depreciation and amortization	2,489	2,607
Decrease in deferred rent liability	(15)	(31)
Amortization of marketing agreement intangible assets	55	108
Allowance for doubtful accounts	23	30
Deferred income taxes	111	307
Foreign exchange adjustment	(138)	—
Stock based compensation expense	3,099	4,197
Decrease in fair value of contingent consideration	(517)	—
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	452	(1,593)
Prepaid expenses and other current assets	(198)	(1,035)
Other assets	35	(340)
Accounts payable	1,529	183
Accrued expenses and other current liabilities	(2,052)	(807)
Deferred revenue	(268)	(283)
Net cash provided by operating activities	5,842	3,077
Investing activities:
Purchases of computers, furniture and equipment	(273)	(1,218)
Cash paid in connection with acquisitions, net of cash received	(8,789)	—
Net cash used in investing activities	(9,062)	(1,218)
Financing activities:
Borrowings of debt	—	177
Repayment of debt	(307)	(276)
Repurchase of common stock	(3,235)	—
Proceeds from exercise of stock options and stock warrants	306	1,172
Net cash (used in) provided by financing activities	(3,236)	1,073

Effect of exchange rate on cash	(201)	(35)

Net (decrease) increase in cash and cash equivalents	(6,657)	2,897
Cash and cash equivalents, beginning of period	50,211	43,182
Cash and cash equivalents, end of period	$43,554	$46,079

TANGOE, INC.

Calculation of Non-GAAP Operating Income (Unaudited)

(in thousands)

	Three Months Ended
	March 31,
	2013		2014
		% of		% of
	Amount	Revenue	Amount	Revenue
Income from operations	$936	2.1%	$193	0.4%

Add:
Stock based compensation expense	3,099	6.9%	4,197	8.3%
Amortization of intangibles	2,024	4.5%	2,036	4.0%
Restructuring charge	155	0.3%	—	0.0%
Non-GAAP income from operations	$6,214	13.9%	$6,426	12.8%

TANGOE, INC.

Reconciliation of Net (loss) income to Adjusted EBITDA (Unaudited)

(in thousands)

	Three Months Ended
	March 31,
	2013		2014
		% of		% of
	Amount	Revenue	Amount	Revenue
Net income (loss)	$1,125	2.5%	$(267)	-0.5%
Interest expense	162	0.4%	37	0.1%
Other income	(563)	-1.3%	(13)	0.0%
Interest income	(19)	0.0%	(9)	0.0%
Income tax provision	231	0.5%	445	0.9%
Depreciation and amortization	2,489	5.5%	2,607	5.2%
Amortization of marketing agreement intangible assets	55	0.1%	108	0.2%
Amortization of leasehold interest	(24)	-0.1%	(24)	0.0%
Stock based compensation expense	3,099	6.9%	4,197	8.3%
Restructuring charge	155	0.3%	—	0.0%
Adjusted EBITDA	$6,710	15.0%	$7,081	14.1%

TANGOE, INC.

Calculation of Non-GAAP Net Income and Non-GAAP Net Income per Share (Unaudited)

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2013	2014
Net income (loss)	$1,125	$(267)

Add:
Stock based compensation expense	3,099	4,197
Restructuring charge	155	—
Amortization of intangibles	2,024	2,036
Amortization of debt discount	136	25
Other income	(563)	(13)
Non-GAAP net income	$5,976	$5,978

Non-GAAP net income per share: diluted	$0.15	$0.15

Fully diluted weighted average shares outstanding	40,459	40,969

TANGOE, INC.

Stock Based Compensation Expense (Unaudited)

(in thousands)

	Three Months Ended
	March 31,
	2013	2014
Cost of revenue	$554	$1,488
Sales and marketing	813	1,256
General and administrative	1,472	1,035
Research and development	260	418
Total	$3,099	$4,197

TANGOE, INC.

Calculation of Unlevered Free Cash Flow (Unaudited)

(in thousands)

	Three Months Ended
	March 31,
	2013	2014
Net cash provided by operating activities	$5,842	$3,077

Add:
Interest payments, net	21	9

Subtract:
Capital Expenditures	273	1,218
Unlevered Free Cash Flow	$5,590	$1,868

Investor Contact:

Seth Potter

ICR, Inc.

512.344.0277

investor.relations@tangoe.com

Media Contact:

Nikki Festa/Ariel Burch

PAN Communications, Inc.

617.502.4300

tangoe@pancomm.com